UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 4, 2018

Commission File Number:  000-52369

FitLife Brands, Inc.
(Exact name of registrant as specified in its charter.)

Nevada
(State or other jurisdiction of incorporation or organization)
20-3464383
(IRS Employer Identification No.)

5214 S. 136th Street, Omaha, Nebraska 68137
(Address of principal executive offices)

402-333-5260
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.02 Termination of a Material Definitive Agreement.

On December 4, 2018, FitLife Brands, Inc. (the "Company") received a notice of termination (the "Termination Notice") of a merchant agreement dated December 15, 2017, by and between its wholly-owned subsidiaries, NDS Nutrition Products, Inc. and iSatori, Inc. (together, the "Subsidiaries"), and Compass Bank d/b/a Commercial Billing Service ("Compass") (as amended, the "Merchant Agreement").

Under the terms of the Merchant Agreement, subject to the satisfaction of certain conditions to funding, the Subsidiaries agreed to sell to Compass, and Compass agreed to purchase from the Subsidiaries, certain accounts owing from customers of such Subsidiaries, including GNC Holdings, Inc. All amounts due under the terms of the Agreement, totaling up to $3.0 million, are guaranteed by the Company under the terms of a Continuing Guarantee.

Pursuant to the Termination Notice, Compass intends to discontinue purchasing accounts from the Subsidiaries as of February 26, 2019. Further, the Merchant Agreement will remain in full effect for all transactions occurring on or prior to February 26, 2019, and pursuant to terms in the Merchant Agreement, all security interests shall continue until all obligations to Compass under the Merchant Agreement are paid in full.

The Company is currently negotiating with several traditional and other lenders to replace the Merchant Agreement and, although no assurances can be given, anticipates that it will have a replacement agreement in place on or before February 26, 2019.

The foregoing description of the Merchant Agreement and Continuing Guarantee are qualified in their entirety by reference to the full text of the Merchant Agreement and Continuing Guarantee, a copy of which were filed as Exhibits 10.1 and 10.2 to the Company's current report on Form 8-K, respectively, filed on January 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FitLife Brands, Inc.

Date:   December 10, 2018
By:	/s/ Dayton Judd

Name: Dayton Judd
Title: Chief Executive Officer